Exhibit 99.(8)(p)(v)

SIXTH AMENDMENT TO

PARTICIPATION AGREEMENT

This Sixth Amendment to Participation Agreement (“Amendment”) is entered into by and among Legg Mason Investor Services, LLC (the “Distributor”), Jefferson National Life Insurance Company (the “Company”) and Jefferson National Life Insurance Company of New York (the “Company of NY”).

WHEREAS, the parties entered into a Participation Agreement dated May 1, 2004, as amended May 1, 2005, April 28, 2007, May 14, 2012,  March 28, 2014, and January 1, 2015 (the “Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement;

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the parties agree as follows:

1.   Schedule A of this Amendment, attached hereto, supersedes and replaces in its entirety the Schedule A of the Agreement.

2.              The following language shall be added to Section 2.10 of the Participation Agreement dated May 1, 2004: The Company and the Company of NY represent and warrant that they have adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

3. Other Terms.  Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the parties to this Amendment

[SIGNATURE PAGE TO FOLLOW]

For the purpose of referring to this Amendment, the date of this Amendment shall be the date of acceptance by Legg Mason Investor Services, LLC.

Legg Mason Investor Services, LLC		Jefferson National Life Insurance Company

By:		By:
Name:		Name:	Craig A. Hawley
Title:		Title:	General Counsel & Secretary
Date:		Date:

Jefferson National Life Insurance Company of New York

By:
Name:	Craig A. Hawley
Title:	_General Counsel & Secretary
Date:

SCHEDULE A

PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

Legg Mason Global Asset Management Variable Trust Portfolios

Legg Mason BW Absolute Return Opportunities VIT Class I & II

Legg Mason Partners Variable Equity Trust Portfolios

ClearBridge Variable Series Portfolios Class I & II

Permal Alternative Select VIT Portfolio Class II

QS Legg Mason Dynamic Multi-Strategy VIT Portfolio Class II

Legg Mason Partners Variable Income Trust Portfolios

Western Asset Variable Global High Yield Bond Portfolio Class I

Account(s)	Form #
Jefferson National Life Annuity Account C	22-4025 (Individual); 32-4000 (Group)
Jefferson National Life Annuity Account E	22-4047 (Achievement); 32-4002 (Educator)
Jefferson National Life Annuity Account F	22-4061
Jefferson National Life Annuity Account G	22-4056; JNL-2300, JNL-2300-1, JNL-2300-2, JNL-2300-3, and all variations of the policy series
Jefferson National Life of NY Annuity Account 1	JNL-2300-1-NY, and all variations of the policy series